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                     May 31, 2023

       James Crossen
       Chief Financial Officer
       Acropolis Infrastructure Acquisition Corp.
       9 West 57th Street, 43rd Floor
       New York, NY 10019

                                                        Re: Acropolis
Infrastructure Acquisition Corp.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed May 22, 2023
                                                            File No. 001-40584

       Dear James Crossen:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Brian M. Janson